AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of March 26, 2010 (the “Effective Date”), by and between Hasbro, Inc., a Rhode Island corporation with a principal place of business at 1011 Newport Avenue, Pawtucket, RI 02862 (“Hasbro”), and Brian Goldner, an individual with a residence at 309 Benefit Street, Providence, RI  02903 (the “Executive”).

WHEREAS, Hasbro and Executive entered into an Employment Agreement effective January 20, 2006 in connection with Executive’s elevation to the position of Chief Operating Officer;

WHEREAS, Executive was elevated to the position of President and Chief Executive Officer effective May 22, 2008, and the parties entered into an Amended and Restated Employment Agreement in connection with Executive’s assumption of his new responsibilities; and

WHEREAS, Hasbro wishes to obtain an enhanced non-competition commitment from Executive and extend the term of Executive’s employment, and has agreed to provide additional consideration in return for such enhanced commitment and extended term of employment, to be incorporated into a new Amended and Restated Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

TERM OF EMPLOYMENT.  The term of this Agreement shall commence on the Effective Date, and unless extended pursuant to the provisions of this Section or terminated pursuant to the provisions of Section 4 of this Agreement, shall end on December 31, 2014 (the “Term”).  Notwithstanding the foregoing, the Term shall continue to automatically be extended for periods of one (1) year so long as neither party provides written notice to the other of its intent to terminate by a date which is at least one hundred and eighty (180) days prior to the then-current expiration date of the Agreement.

2.

TITLE.  Executive shall serve as President and Chief Executive Officer during the Term, and agrees to undertake the duties and responsibilities described herein and such other duties and responsibilities as are commensurate with Executive’s status as President and Chief Executive Officer and deemed appropriate by Hasbro’s Board of Directors.  During the Term, Hasbro will nominate

Executive to be elected as a member of Hasbro’s Board of Directors, and Executive shall report directly to Hasbro’s Board of Directors.  Executive agrees to devote his entire business time, attention and energies to the business and interests of Hasbro during the Term; provided, however, that Executive may manage Executive’s personal investments and affairs, and participate in non-profit, educational, community or philanthropic activities, in each case to the extent that such activities do not materially interfere with the performance of Executive’s duties under this Agreement and are not otherwise in conflict with the business interests of Hasbro. Executive agrees to comply with all applicable Hasbro written policies that are in effect during the Term.

3.

COMPENSATION AND BENEFITS.

3.1

SALARY.  Beginning as of February 1, 2010, Hasbro shall pay to Executive an annualized base salary of One Million, Two Hundred Thousand Dollars ($1,200,000) in biweekly installments, less all applicable taxes and withholdings.  Beginning in or about February of 2011, and in each year thereafter that this Agreement is in effect, Executive’s salary shall be reviewed in accordance with Hasbro’s compensation guidelines for senior executives, and adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation Committee and Board of Directors.

3.2

MANAGEMENT INCENTIVE PLAN BONUS.  For the 2010 fiscal year, Executive shall be eligible to receive a management incentive plan bonus based on a target of one hundred and twenty-five percent (125%) of Executive’s earned base salary for the incentive year.  Beginning in 2011, and for each fiscal year thereafter that this Agreement is in effect, Executive’s target bonus shall be reviewed in accordance with Hasbro’s compensation philosophy, market conditions and other factors deemed relevant by the Compensation Committee, and adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation Committee.  The performance criteria and targets to be used for purposes of the management incentive plan annual bonus shall be determined and established by Hasbro’s Compensation Committee following discussion with Executive.  Actual bonus awards shall be determined in the discretion of Hasbro’s Compensation Committee pursuant to the terms of Hasbro’s Senior Management Annual Performance Plan (or the successor thereto) (the ”SMPP”).

3.3

EQUITY GRANT.  In addition to any equity grants made prior to the date of execution of this Agreement, upon execution of this

Agreement or as soon as practicable thereafter, and in consideration for (a) Executive’s agreement to extend the term of his employment under this Agreement to December 31, 2014, and (b) Executive’s agreement to the Non-Competition and Non-Solicitation provisions of Section 6, Hasbro shall grant to Executive 125,000 performance share units (PSU’s) and 687,000 stock options (together, the “Retention Grant”).  The PSU’s granted to Executive under the Retention Grant will be earned based on financial performance over Hasbro’s 2010, 2011 and 2012 fiscal years, and shall be based on the same cumulative revenue and earnings targets applicable to the PSU’s granted to Hasbro’s other employees for the 2010-2012 performance cycle, which targets were previously adopted and approved by Hasbro’s Compensation Committee and communicated to Executive prior to the date of the execution of this Agreement.  Except as otherwise expressly provided in Sections 5.2 and 5.3, the terms and conditions applicable to Executive’s PSU grant pursuant to the Retention Grant shall be the same as those governing Hasbro’s other PSU’s for the 2010-2012 performance cycle, except that Executive’s grant shall, to the extent earned, vest one-half on December 31, 2013 and one-half on December 31, 2014.  Executive agrees to sign Hasbro’s standard PSU agreement in connection with this grant, as modified to effectuate the provisions of this Agreement (and to provide that in no event may the Compensation Committee exercise any negative discretion to reduce the number of shares distributable based on the attainment of the cumulative revenue and earnings targets set forth therein).  The foregoing stock option grant pursuant to the Retention Grant shall vest in five equal installments, on each of March 26 of 2011, 2012, 2013 and 2014, and December 31, 2014.  The exercise price for such options shall be the average of the high and low sales prices of Hasbro’s common stock on the date of grant, which shall be the date of this Agreement.  Executive agrees to sign Hasbro’s standard stock option agreement, as modified to effectuate the provisions of this Agreement (and to provide that the vested stock options (after giving effect to any applicable acceleration of vesting in connection with termination of employment) shall remain exercisable for a period of (x) one year following death or termination of employment due to Disability, (y) one year following termination of employment by Hasbro other than for Cause or by Executive for Good Reason and (z) 90 days upon resignation by Executive without Good Reason, but in each case not longer than the expiration of the original maximum term of the stock option).

3.4

OTHER LONG-TERM INCENTIVES.  Executive shall participate in Hasbro’s long-term incentive program at his current participation level for fiscal 2010, with awards to be made in the form and amounts determined by Hasbro’s Compensation Committee.  Beginning in 2011 and for each fiscal year thereafter that this Agreement is in effect, Executive’s target long-term incentive award levels shall be reviewed in accordance with Hasbro’s compensation philosophy, market conditions and other factors deemed relevant by the Compensation Committee, and adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation Committee and Board of Directors.

3.5

FRINGE BENEFITS.  Executive shall be entitled to participate in benefit programs that Hasbro establishes and makes available to its senior officers to the extent that Executive’s position, tenure, salary and other qualifications make Executive eligible to participate, including but not limited to Hasbro’s group life insurance, short and long term disability insurance, vacation, medical, dental, defined contribution and deferred compensation programs for salaried executives, as in effect from time-to-time.

3.6

REIMBURSEMENT OF CERTAIN EXPENSES.  Executive shall be entitled, upon presentation of documentation reasonably satisfactory to Hasbro, to reimbursement of up to $25,000 in accounting, tax, or legal fees actually incurred by him during each year of this Agreement, including but not limited to legal fees incurred in connection with the negotiation and drafting of this Agreement.  Payments with respect to reimbursements of such expenses under this Section will be made in accordance with Hasbro’s regular business practices.

3.7

CHANGE OF CONTROL AGREEMENT.  Hasbro and the Executive have entered into a Change of Control Agreement dated March 18, 2000, as amended effective as of December 12, 2007 (the “Change of Control Agreement”), and nothing in this Agreement shall be read to modify, cancel or supersede the Change of Control Agreement or the provisions thereof.  In the event there is a conflict between the terms of this Agreement and the terms of the Change of Control Agreement, the terms of the Change of Control Agreement shall govern.  However, for the avoidance of doubt: (i) Section 6 of this Agreement shall continue to be in full force and effect following a “Change of Control” (as defined in the Change of Control Agreement); and (ii) a voluntary resignation by Executive as contemplated by Section 6(d) of the Change of Control Agreement shall not be a breach of the Change of Control Agreement.

4.

EMPLOYMENT TERMINATION.  This Agreement and Executive’s employment shall terminate upon the occurrence of any of the following:

4.1

At the election of Hasbro, for Cause, immediately upon written notice to Executive by Hasbro.  For the purposes of this Section 4.1, termination for “Cause” shall be deemed to exist upon (a) Executive’s refusal to perform (i) Executive’s assigned duties for Hasbro; or (ii) Executive’s obligations under this Agreement; (b) conduct of the Executive involving fraud, gross negligence or willful misconduct or other action which damages the reputation of Hasbro; (c) Executive’s indictment for or conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony; (d) Executive’s fraud, embezzlement or other intentional misappropriation from Hasbro; or (e) Executive’s material breach of any material policies, rules or regulations of employment which may be adopted or amended from time to time by Hasbro; provided, however, that Hasbro may not terminate Executive’s employment for Cause unless (x) Hasbro gives written notice of its intent to terminate Executive’s employment (including the reasons therefor) and (y) with respect to any alleged violation of (a) or (e) above, Executive fails to cure such refusal or material breach (if the breach is subject to cure) within thirty (30) days of Executive’s receipt of such written notice (which, if so cured within such 30-day period, shall no longer be a grounds for termination of Executive’s employment for “Cause”).  Hasbro’s financial performance or the financial performance of operating units for which Executive is responsible shall not constitute a basis for Hasbro to terminate Executive for Cause or refuse to provide any severance benefits under this Agreement;

4.2

Thirty (30) days after Executive’s death or Disability.  As used in this Agreement, the term “Disability” shall mean Executive’s inability, due to a physical or mental disability, for a period of 180 consecutive days, to perform the services contemplated under this Agreement, with or without reasonable accommodation.  A determination of Disability shall be made by a physician satisfactory to both Executive and Hasbro, provided that if Executive and Hasbro do not agree on a physician, Executive and Hasbro shall each select a physician and these together shall select a third physician, whose determination as to Disability shall be binding on all parties;

4.3

At the election of either party without Cause, upon sixty (60) days prior written notice to the other party hereto; or

4.4

At Executive’s election with Good Reason.  For purposes of this Agreement, “Good Reason” shall mean termination by Executive of his employment, upon thirty (30) days written notice, for any of the following reasons: (a) a material reduction in Executive’s base salary or target bonus or target annual long-term incentive opportunity (which does not include the Retention Grant), without his consent, unless such reduction is due to a generally applicable reduction in the compensation of Hasbro’s senior executives, (b) Executive no longer serves as President and Chief Executive Officer of Hasbro, (c) during the Term of this Agreement, Hasbro’s failure to renew the Change of Control Agreement or termination of the Change of Control Agreement without replacement by a substantially equivalent arrangement, or (d) a material breach by Hasbro of a material provision of this Agreement; provided, however, that Executive may not terminate his employment for “Good Reason” unless (a) he gives written notice of his intent to terminate his employment under this provision (including the reasons therefor) within thirty (30) days of the event giving rise to the right to terminate, and (b) Hasbro fails to cure the material reduction or material breach of a material provision, renew or replace the Change of Control Agreement, or restore Executive’s title within thirty (30) days of its receipt of Executive’s written notice, which, if so cured within such 30-day period, shall no longer be a grounds by the Executive for terminating his employment with “Good Reason.”

5.

EFFECT OF TERMINATION.

5.1

TERMINATION FOR CAUSE OR AT EXECUTIVE’S ELECTION.  In the event this Agreement and Executive’s employment are terminated for Cause pursuant to Section 4.1, or at Executive’s election for other than Good Reason pursuant to Section 4.3, Hasbro shall pay Executive the compensation and benefits otherwise payable to Executive under Section 3 through the last day of Executive’s actual employment by Hasbro.  All stock options, restricted stock, restricted stock units and contingent performance share awards granted to Executive shall be treated in connection with the relevant agreements and plans.

5.2

TERMINATION FOR DEATH OR DISABILITY.  If this Agreement and Executive’s employment are terminated by death or because of Disability pursuant to Section 4.2, Hasbro shall pay to Executive’s estate or to Executive, as the case may be, the compensation which would otherwise be payable to Executive up to the end of the month in which the termination of Executive’s employment because of death or Disability occurs, plus Hasbro shall pay Executive (or his estate, if applicable) an amount equal to the annual management incentive plan bonus that would have been otherwise payable to Executive for the fiscal year in which termination of employment occurs based on the actual performance of Hasbro for such year, and assuming Executive’s employment had not terminated prior to the payment date for such bonus, multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year of termination of employment through the date of such termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), which amount shall be payable to Executive at its regularly scheduled payment date.  The PSU's granted under the Retention Grant shall become vested as provided below, without proration.  In the event of the termination of Executive's employment for death, the Retention Grant PSU’s shall vest at target, whereas in the event of termination for Disability, vesting shall be based on achievement of the applicable targets during the full relevant Performance Period, as defined under the PSU.  All other stock options, restricted stock, restricted stock units, contingent performance share awards and performance share unit awards (each, an “Award”) granted to Executive shall vest on death or Disability in accordance with the relevant agreements and plans, provided that if any such Award consists of unvested contingent stock performance or performance share unit award (including, for the avoidance of doubt and as set forth above, the PSU’s granted under the Retention Grant in the event of the termination of Executive’s  employment for Disability), Executive shall be entitled to the number of shares of common stock, if any, that would have been earned (had Executive’s employment not ended) based on achievement of the applicable targets during the full relevant Performance Period (as defined under the Award).  All shares to be distributed pursuant to any of the foregoing awards, if any (other than options), shall be provided to Executive or his estate, as applicable, within thirty (30) days after the evaluation of the applicable Performance Period is completed (or, if actual performance is not relevant to any vesting determination, at such earlier time as otherwise provided under the terms of the relevant agreements or plans), and the stock options shall remain exercisable in accordance with the relevant agreements and plans (provided that the stock options shall remain exercisable for a period of one year, but not longer than the expiration of the original maximum term of the stock option).

5.3

TERMINATION AT THE ELECTION OF HASBRO OR FOR GOOD REASON.  If this Agreement and Executive’s employment are terminated at the election of Hasbro without Cause pursuant to Section 4.3, or at the election of Executive with Good Reason pursuant to Section 4.4, and provided Executive executes a full and complete release in a reasonable and customary form prepared by Hasbro and approved by Executive (the “Release”) and it becomes irrevocable within sixty (60) days following the effective date of Executive’s termination of employment (it being understood that the Company shall deliver such Release to Executive for his approval as promptly as practicable but in any event within fourteen (14) days following Executive’s termination of employment), then, to the extent any payments are due in the first 60 days after employment ends, on such 60th day (or in the case of installment payments, beginning on the 60th day after employment ends, unless as otherwise provided below), Executive shall be entitled to: (a) a severance amount (the “Severance”) equal to two (2) times Executive’s target cash (base plus bonus) compensation for the fiscal year immediately prior to the year in which termination occurs, which Severance shall be paid in eighteen (18) equal monthly installments, the first of which shall be made six (6) months after the effective date of termination; (b) the Pro-Rata Bonus, payable to Executive at its regularly scheduled payment date; (c) continuation of Executive’s then–current level of life insurance and medical, dental and vision coverage, with the Company and Executive sharing the cost on the same basis as it is shared on the last day of Executive’s employment, until the date Executive commences new employment or two years from the effective date of Executive’s termination, whichever is earlier; provided, however, that, to the extent that any continuation benefits under this clause (c) would be taxable to Executive, Executive, his spouse and his eligible dependents shall have access to such continuation benefits by paying the full cost of coverage thereunder for the coverage period under this clause (c) (which, during any COBRA continuation period shall not be greater than Executive’s COBRA cost) and the Company shall promptly reimburse such premiums within thirty (30) days after the end of the month for which they are paid or at the end of the 6-month anniversary of the effective date of Executive’s termination of employment, whichever is later; and (d) acceleration of vesting of, and lapse of restrictions on, all unexpired, unvested stock options and time-based restricted stock or restricted stock units, such that said stock options and restricted stock or restricted stock units become fully vested as of the termination of Executive’s employment.  In addition, to the extent Executive is the holder of any Award, he shall be entitled to the number of shares of common stock, if any, that would have been earned (had Executive’s employment not ended) based on achievement of the applicable targets during the full relevant Performance Period (as defined under the Award), pro-rated by multiplying that number of shares by a fraction, the numerator of which is the number of days from the start of the Performance Period to the effective date of Executive’s termination of employment, and the denominator of which is the total number of days of the applicable Performance Period (except for the PSU’s granted under the Retention Grant, which shall become fully vested as of the termination of Executive’s employment, without any pro-ration).  Any shares to be distributed pursuant to an Award shall be provided to Executive after the end of the applicable Performance Period for that Award in accordance with the Award’s terms, but in no event earlier than thirty (30) days after the evaluation of the applicable Performance Period is completed.  Executive may not exercise or dispose of any portion of an Award or related shares of common stock that vest or become exercisable under this Section 5.3 until such time as the Release becomes irrevocable (and any amounts that were unvested or unexercisable as of the date of termination shall immediately expire upon the 60th day following the date of termination of employment if the Release has not then become irrevocable).  All shares to be distributed pursuant to any of the foregoing awards shall be provided to Executive within thirty (30) days after the date the Release executed by Executive has become irrevocable or such later date as provided above.  The stock options shall remain exercisable in accordance with the relevant agreements and plans (provided that the stock options shall remain exercisable for a period of one year, but not longer than the expiration of the original maximum term of the stock option).  If Executive begins new employment during the period in which Severance is payable, then effective as of and beginning with the first Severance payment due after the date Executive begins his new employment, the Company will reduce the monthly Severance payments remaining by fifty percent (50%) or, if permitted under Section 409A (as defined below), the Company will instead pay Executive a lump-sum payment equal to one-half of the amount of Severance that remains unpaid as of the date Executive begins such employment.

5.4

NO OTHER SEVERANCE.  Executive shall not be entitled to any benefits beyond those provided for in this Section 5 by virtue of termination of his employment or this Agreement, except as provided in the event of a “Change of Control,” as defined in and pursuant to the terms of his Change of Control Agreement.  In the event of a “Change of Control,” the benefits payable hereunder shall be reduced by any termination benefits payable under the Change of Control Agreement (it being understood that the intent of this provision is merely to ensure that as to each benefit provided under this Agreement or the Change of Control Agreement (measured individually and not collectively), the Executive will receive the greatest amount but will not collect the same benefits under this Agreement that he has already received under the Change of Control Agreement).

5.5

OTHER EFFECTS OF TERMINATION.  Executive agrees that upon termination of his employment for any reason, Executive’s position as a Board member or officer of Hasbro or any subsidiary or affiliate of Hasbro will automatically terminate, unless otherwise mutually agreed in writing by the parties.

6.

NON-COMPETITION AND NON-SOLICITATION.

6.1

In consideration of Hasbro’s commitments under this Agreement, for a period of two (2) years after the termination of Executive’s employment with Hasbro (including any of its affiliates), Executive shall not, in the geographical area in which Hasbro or any of its affiliates does business or has done business at the time of his employment termination, engage in any business or enterprise that would be competitive with any business of Hasbro in existence as of the date of termination of Executive’s employment.  This obligation shall preclude any such involvement, whether on a direct or indirect basis, and whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly held company.

6.2

For a period of two (2) years after the termination of Executive’s employment with Hasbro (including any of its affiliates), Executive shall not, either alone or in association with others (a) solicit, recruit, induce, attempt to induce or permit any organization directly or indirectly controlled by Executive to solicit, recruit, induce or attempt to induce any employee of Hasbro to leave the employ of Hasbro, or (b) solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive to solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, any person who is employed by Hasbro or who was employed by Hasbro at any time during the term of Executive’s employment with Hasbro, provided that this clause (b) shall not apply to (x) any individual whose employment  with Hasbro has been terminated for a period of six (6) months or longer or (y) Executive’s secretary/administrative assistant.

6.3

For a period of two (2) years after the termination of Executive’s employment with Hasbro (including any of its affiliates), Executive shall not, either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by Executive to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of Hasbro, which were contacted, solicited or served by Hasbro at any time during Executive’s employment with Hasbro.

6.4

The geographic scope of this Section 6 shall extend to anywhere Hasbro or its respective subsidiaries is doing business at the time of termination or expiration of this Agreement.  If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.5

Executive acknowledges that the restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of Hasbro and are considered by Executive to be reasonable for such purpose.  Executive agrees that any breach of this Section 6 will cause Hasbro substantial and irrevocable damage, and therefore, in the event of any such breach, in addition to such other remedies which may be available, Hasbro shall have the right to obtain and receive specific performance and injunctive relief without posting a bond or other security.

6.6

If it is determined by a court of law that Executive violated the provisions of this Section 6, he shall continue to be bound by the restrictions set forth therein until a period of two (2) years has expired without any violation of such provisions.  Executive further agrees that in the event he violates the provisions of this Section 6 (and such violation is not cured within thirty (30) days after Executive receives written notice from Hasbro setting forth in reasonable detail the manner in which Hasbro believes Executive has violated such provisions), then Hasbro shall have no obligation to pay or provide any of the benefits described in Section 5.3.  In addition, in the event of any such violation that is not cured as provided in the preceding sentence, Executive agrees to forfeit and pay to Hasbro the total Net Proceeds obtained with respect to any unvested stock options, restricted stock, restricted stock units, performance share units, contingent stock performance awards or other equity accelerated or provided pursuant to Section 5.3.  For purposes of this Agreement, “Net Proceeds” shall be computed for each stock option grant accelerated pursuant to Section 5.3 by multiplying the number of accelerated options times the difference between the closing price of Hasbro’s common stock on the last day of Executive’s employment and the exercise price for the grant being accelerated. “Net Proceeds” for each share of restricted stock or restricted stock unit accelerated pursuant to Section 5.3 shall be computed by multiplying the number of shares or units accelerated by the closing price of Hasbro’s common stock on the last day of Executive’s employment.  “Net Proceeds” for each share of stock or performance share unit provided pursuant to an unvested contingent stock performance or performance share unit award shall be computed by multiplying the number of shares or units provided pursuant to the Award by the closing price of Hasbro’s common stock on the day such shares are provided to Executive.  “Net Proceeds” will be computed without regard to any subsequent increase or decrease, if any, in the market price of Hasbro’s common stock.  The foregoing amounts will be owed regardless of whether or not the accelerated options have been actually exercised or the underlying shares of common stock have been actually sold.

7.

NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Mail, by registered or certified mail, postage prepaid, addressed to Hasbro at 1011 Newport Avenue, Pawtucket, RI  02862  Attention: General Counsel and to Executive and Executive’s attorney, James H. Schwab, Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

8.

ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, with the exception of the Change of Control Agreement and the Hasbro Invention Assignment and Proprietary Information Agreement, which shall both remain in full force and effect.

9.

AMENDMENT.  This Agreement may be amended or modified only by a written instrument executed by Executive and Hasbro.

10.

GOVERNING LAW.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Rhode Island and Executive consents to the exclusive jurisdiction of the Federal District Court for the District of Rhode Island to resolve all disputes arising out of Executive’s employment relationship with the Company.

11.

SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which Hasbro may be merged or which may succeed to its assets or business, provided, however, that Executive’s obligations are personal and shall not be assigned by Executive.

12.

MISCELLANEOUS.

12.1

No delay or omission by Hasbro in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by Hasbro on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2

The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

12.3

In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.4

The provisions of Sections 5, 6, 7, 10, 11 and 12 shall survive the expiration or earlier termination of this Agreement.

12.5

Executive acknowledges that this Agreement is intended to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall, to the extent practicable, be construed in accordance with such section.  If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment to Executive or reducing the benefit to Executive of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties.  Terms defined in this Agreement have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  If and to the extent any portion of any payment, compensation or other benefit provided to Executive in connection with Executive’s separation from service (as defined in Section 409A) is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Executive is a "specified employee" as defined in Section 409A(a)(2)(B)(i), as determined by Hasbro in accordance with its procedures and Treasury Regulation Section 1.409A-1(i)(6)(i), by which determination Executive hereby agrees to be bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service or (ii) ten (10) days after Executive’s date of death (either, the "New Payment Date").  The aggregate of any payments that would otherwise have been paid to Executive during the period between the date of separation from service and the New Payment Date shall be paid to Executive in a lump sum within ten (10) days following such New Payment Date, and any remaining payments will be paid on their original schedule.  For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the "short term deferral period" as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise.  Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that may be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, tax gross-up payment or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed or tax gross-up payment made after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, or, in the case of a tax gross-up payment, remits the related taxes, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year set forth below.

Hasbro, Inc.

Brian Goldner

/s/ Alfred J. Verrecchia

/s/ Brian Goldner

_____________________

_____________________

By:  Alfred J. Verrecchia

Title:  Chairman of the Board

March 26, 2010

March 26, 2010

Date

Date